STATEMENT REGARDING COMPUTATION
                           OF PER SHARE EARNINGS
                (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)



                                               For The Three Months
                                                  Ended 10/31/96
                                            Primary EPS  Fully Diluted
                                            -----------  -------------
1.   PROCEEDS UPON EXERCISE OF OPTIONS       $41,345        $41,345
2.   MARKET PRICE OF SHARES
          CLOSING                                           $21.625
          AVERAGE                            $21.223
5.   TREASURY SHARES PURCHASEABLE FROM
       OPTION PROCEEDS                         1,948          1,912
6.   OPTION SHARES OUTSTANDING                 2,094          2,094
7.   COMMON STOCK EQUIVALENTS (EXCESS SHARES
       UNDER OPTION OVER TREASURY SHARES THAT
       COULD BE REPURCHASED)                     146            182
8.   AVERAGE NUMBER OF SHARES OUTSTANDING     58,132         58,132
9.   TOTAL OF COMMON AND COMMON EQUIVALENT
       SHARES                                 58,278         58,314
10.  NET INCOME FOR THE PERIOD               $19,076        $19,076
11.  EARNINGS PER SHARE                          .33            .33
12.  REPORTED EARNINGS PER SHARE                  Not Applicable